Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Target Logistics Management, LLC, a Massachusetts limited liability company (the “Employer”), and Heidi Diane Lewis, an individual (the “Executive”).

WHEREAS, the Executive will be employed as General Counsel and Executive Vice President; and

WHEREAS, the Employer and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                      Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to continue to be employed by the Employer for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 25.

2.                                      Term. The Executive’s employment hereunder shall be effective as of January 15, 2019 (the “Effective Date”) and shall extend for 36 months from this date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on the last day of the Initial Term and each subsequent anniversary thereof, unless and until the Employer or Executive provides written notice to the other party in accordance with Section 11 hereof not less than 120 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period”. Anything herein to the contrary notwithstanding, if on the date of a Change in Control the remaining term of the Employment Period is less than 12 months, the Employment Period shall be automatically extended to the end of the 12-month period following such Change in Control.

3.                                      Position and Duties. During the Employment Period, the Executive shall serve as the General Counsel and Executive Vice President of the Employer. In such capacities, the Executive shall report exclusively to the President and Chief Executive Officer of the Employer and shall have the duties, responsibilities and authorities customarily associated with such position(s) in a company the size and nature of the Employer. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that, the Executive may serve on civic, charitable, educational, religious, public interest or public service boards, and manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4.                                      Place of Performance. During the Employment Period, except for reasonable travel on the Employer’s business consistent with the Executive’s position, the Executive shall be based primarily at the Employer’s executive headquarters, currently located in Houston, Texas.

5.                                      Compensation and Benefits; Options.

(a)                                 Base Salary. During the Employment Period, the Employer shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $295,000 per calendar year, less applicable deductions, and prorated for any partial year. Beginning with the first quarter of 2020, the Base Salary shall be reviewed for increase by the Employer no less frequently than annually, and shall be increased in the discretion of the Employer and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures. The Executive’s Base Salary may not be decreased during the Employment Period.

(b)                                 Election to Receive RSUs. Capitalized terms used in this Section 3(b) but not defined in this Agreement shall have the meaning ascribed to them under the Incentive Plan. Notwithstanding any provision of this Agreement to the contrary, no later than thirty (30) days prior to the commencement of the second calendar year during the Employment Period and each calendar year thereafter during the Employment Period, the Executive may elect in writing to receive 100% of the Base Salary in the form of restricted stock units (“RSUs”) in respect of Common Shares under the Incentive Plan, provided that, for the first year of the Employment Period only, such election may be made at any time on or prior to the Effective Date; the amount of RSUs that Executive shall be entitled to receive pursuant to any such election shall be determined by dividing the applicable annual Base Salary by the then Fair Market Value per Common Share. Any such election by the Executive shall continue in effect for each subsequent calendar year during the Employment Period unless and until notice revoking such election is provided by the Executive or the Employer no later than thirty (30) days prior to the commencement of the applicable calendar year; provided that any such election may be cancelled at any time, with no liability to the Employer, and the Base Salary may be paid in cash in accordance with Section 5(a), if the Compensation Committee of the Board (the “Committee”) does not approve the grant of RSUs to the Executive in accordance with the terms of the Incentive Plan. The RSUs shall vest ratably each month during the calendar year any such election is in effect; provided that in the event of a termination of the Executive’s employment for any reason, the vesting of the RSUs shall cease and any unvested RSUs shall be forfeited as of the Date of Termination. The Restricted Period applicable to any RSUs issued hereunder shall lapse at the end of the calendar year in respect of which any such RSUs were issued, whereupon the Executive shall be entitled to one Common Share for each RSU that is no longer subject to the applicable Restricted Period.  Except as otherwise provided herein, any RSUs granted pursuant to this Section 5(b) shall be subject to the terms and conditions of the Incentive Plan and applicable Award agreement, neither of which shall conflict with the terms hereof.

(c)                                  Annual Bonus. For each fiscal year of the Employer ending during the Employment Period, the Executive shall be eligible to earn an annual cash performance bonus (an “Annual Bonus”) based on performance against performance criteria determined by the Committee. The Executive’s annual target bonus opportunity for a fiscal year shall equal 50% of the Executive’s Base Salary at the beginning of such year (the “Target Bonus”). The Executive’s Annual Bonus for a fiscal year shall be determined by the Committee after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates.

(d)                                 Long Term Incentive Equity.

(i)                                     Annual Award. With respect to each fiscal year of the Employer ending during the Employment Period, the Executive shall be eligible to receive annual equity awards under the Incentive Plan (“Annual Award”). The level of the Executive’s participation in any such plan, if any, shall be determined in the discretion of the Committee from time to time. The target grant value of the Annual Award is $150,000, but the actual value of any grant may be higher or lower based on Committee discretion. Terms and conditions of such awards shall be governed by the terms and conditions of the applicable plan and the applicable award agreements.

(ii)                                  Initial Annual Award. For the Employer’s 2019 fiscal year, the Executive shall receive an equity award under the Incentive Plan having a grant date fair value (as determined by the Committee) of $150,000, 50% of which will be in the form of options and 50% of which will be in the form of RSUs, in each case, consistent with the terms set forth in Annex A.

(e)                                  Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks’ vacation annually to be used in accordance with the Employer’s applicable vacation policy.

(f)                                   Automobile Allowance. During the Employment Period, the Executive shall be entitled to an automobile allowance of $6,000 per year, payable in accordance with the Employer’s applicable automobile allowance policy.

(g)                                  Benefits. During the Employment Period, the Employer shall provide to the Executive employee benefits and perquisites on a basis that is comparable in all material respects to that provided to other similarly situated executives of the Employer. The Employer shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

(h)                                 Additional Benefits.  During the Employment Period, to the extent permitted under applicable law including without limitation the Patient Protection and Affordable Care Act and Section 105(h) of the Code, the Employer shall reimburse the Executive for the Executive’s portion of the premium costs under the Employer’s group health, dental, vision, life and AD&D, STD and LTD insurance.

6.                                      Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of her duties hereunder. The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7.                                      Confidentiality, Non-Disclosure and Non-Solicitation Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive will have access to and may assist in developing Employer Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Employer Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Employer Confidential Information and to protect the Employer and the Employer Affiliates against harmful solicitation of employees and customers and other actions by the Executive that would result in serious adverse consequences for the Employer and the Employer Affiliates:

(a)                                 Non-Disclosure. During and after the Executive’s employment with the Employer, the Executive will not knowingly use, disclose or transfer any Employer Confidential Information other than as authorized in writing by the Employer or within the scope of the Executive’s duties with the Employer as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information or as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a).

(b)                                 Materials. The Executive will not remove any Employer Confidential Information or any other property of the Employer or any Employer Affiliate from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business as determined reasonably and in good faith by the Executive. The Executive will return to the Employer all Employer Confidential Information and copies thereof and all other property of the Employer or any Employer Affiliate at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Employer any copies of any Employer Confidential Information after the Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature that do not contain Employer Confidential Information.

(c)                                  No Solicitation or Hiring of Employees. During the Non-Solicit Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Employer or any Employer Affiliate (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person.

(d)                                 Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Employer Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Employer Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Employer Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. In signing this Agreement, the Executive gives the Employer assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Employer and the Employer Affiliates and their Confidential Information. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Executive is subject to the constraints in this Agreement, the Executive will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Employer and its Affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that she will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement, and that the Executive will reimburse the Employer and the Employer Affiliates for all costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Agreement if the Executive challenges the reasonableness or enforceability of any of the provisions of this Agreement. It is also agreed that each of the Employer Affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement.

8.                                      Termination of Employment.

(a)                                 Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)                                     Death. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death;

(ii)                                  By the Employer. The Employer may terminate the Executive’s employment:

(A)                               Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by any benefits payable to the Executive under any applicable disability insurance policy or plan); or

(B)                               Cause. For Cause or without Cause;

(iii)                               By the Executive. The Executive may terminate the Executive’s employment for any reason (including Good Reason) or for no reason.

(b)                                 Termination. Any termination of the Executive’s employment by the Employer or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

9.                                      Compensation Upon Termination.

(a)                                 Disability. If the Employer terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), the Employer shall pay to the Executive (i) the Accrued Benefits; and (ii) a pro rata portion (based on the number of days during the applicable fiscal period prior to the Date of Termination) of the Annual Bonus the

Executive would have earned absent such termination, with such payment to be made based on actual performance and at the time bonus payments are made to executives of the Employer generally. In addition, any outstanding equity awards granted pursuant to Section 5(d)(i)-(ii) that are subject solely to time-based vesting conditions shall immediately vest. The vesting, if any, upon termination as a result of the Executive’s Disability of any outstanding equity awards that are subject to performance-based vesting conditions shall be determined based on actual performance in the applicable fiscal period in which termination occurs, and the Executive will vest in any such awards to the extent performance metrics are ultimately achieved. Except as set forth herein, the Employer shall have no further obligation to the Executive under this Agreement.

(b)                                 Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Employer shall pay to the Executive’s legal representative or estate, and the Executive’s legal representative or estate shall be entitled to, as applicable, (i) the amounts set forth in Section 9(a); and (ii) one times the Executive’s Base Salary at the time of termination less amounts payable, if any, under any Company provided life insurance policy, payable in a lump sum. Except as set forth herein, the Employer shall have no further obligation to the Executive under this Agreement.

(c)                                  Termination by the Employer for Cause or by the Executive without Good Reason. If, during the Employment Period, the Employer terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates her employment without Good Reason, the Employer shall pay to the Executive the Accrued Benefits. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement.

(d)                                 Termination by the Employer without Cause or by the Executive with Good Reason. Subject to Section 9(e), if the Employer terminates the Executive’s employment during the Employment Period for a reason other than for Cause or due to the Executive’s Disability pursuant to Section 8(a)(ii)(A) or if the Executive terminates her employment hereunder with Good Reason, subject to the Executive’s compliance with Section 7, (i) the Employer shall pay the Executive (A) the Accrued Benefits, (B) a pro rata portion (based on the number of days during the applicable fiscal period prior to the Date of Termination) of the Annual Bonus the Executive would have earned absent such termination, with such payment to be made based on actual performance and at the time bonus payments are made to executives of the Employer generally, and (C) continued Base Salary for 12 months following the Date of Termination (the “Severance Period”) payable in equal installments in accordance with the Employer’s normal payroll practices (the “Cash Severance Payment”); (ii) any unvested awards granted to the Executive under the Incentive Plan shall continue to vest during the Severance Period to the extent that such awards would have become vested had she remained employed through the end of the Severance Period; and (iii) the Executive shall be entitled to additional payments, payable in equal installments in accordance with the Employer’s normal payroll practices, equal to the total costs that would be incurred by the Executive to obtain and pay for continued coverage under the Employer’s health insurance plans during the Severance Period (the “Continued Coverage Payment”). For the purposes of this Agreement, a voluntary termination by the Executive upon the expiration of the Employment Period due to delivery of a non-renewal notice by the Employer pursuant to Section 2 shall be treated as a termination by the Employer without Cause.

(e)                                  Change in Control.

(i)                                     Section 9(e)(ii) shall apply if there is (A) a termination of the Executive’s employment by the Employer for a reason other than for Cause or due to the Executive’s Disability or by the Executive for Good Reason, in either case, during the 12-month period after a Change in Control; or (B) a termination of the Executive’s employment by the Employer for a reason other than for Cause or due to the Executive’s Disability prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control (a termination described in either clause (A) or clause (B), a “CIC Termination”).

(ii)                                  If any such termination occurs, (A) the Executive shall receive benefits set forth in Section 9(d), except that the Cash Severance Payment shall be equal to the sum of lx the Executive’s Base Salary at the time of termination and the Executive Target Bonus for the year of termination and, if such Change in Control is a “change in control event” under Section 409A of the Code (a “Qualifying CIC”), shall be paid in a lump sum, and (B) the Continued Coverage Payment shall be paid in a lump sum. In addition, any outstanding equity awards granted pursuant to Section 5(d)(i)-(ii) that are subject solely to time-based vesting conditions shall immediately vest upon a CIC Termination. For the avoidance of doubt, the acceleration, if any, upon a CIC Termination of any outstanding equity awards that are subject to performance-based vesting conditions shall be governed by the terms and conditions of the applicable plan and the applicable award agreements. To the extent the Executive’s CIC Termination is described in Section 9(e)(i)(B) and the Change in Control is a Qualifying CIC, the incremental Cash Severance Payment and any unpaid Cash Severance Payment shall be paid in a lump sum.

(f)                                   Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Employer of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts, excluding the Accrued Benefits, payable to the Executive under Section 9(d) or Section 9(e) (the “Severance Benefits”) shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of her employment and that, as a condition to receiving the Severance Benefits, the Executive must execute a release of claims in a form to be provided by the Employer (the “Release”). To be eligible for Severance Benefits, the Executive must execute and deliver the Release, and such Release must become irrevocable, within 60 days of the Date of Termination. The Cash Severance Payment shall be made, and the continuing health insurance coverage shall commence, promptly after the Release becomes irrevocable; provided that to the extent the 60-day period spans two calendar years and to the extent required to comply with Code Section 409A, such payments shall be made or commence, as applicable, on the 60th day following the Date of Termination.

(g)                                  No Offset. In the event of termination of her employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to her on account of any remuneration or benefits provided by any subsequent employment she may obtain. The Employer’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or any Employer Affiliate may have against her for any reason.

10.                               Section 280G.

(a)                                 Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments”  within the meaning of Section 280G of the Code and would, but for this Section 10 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)                                 The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(c)                                  Any determination required under this Section 10 shall be made in writing in good faith by an independent accounting firm selected by the Company that is reasonably acceptable to the Executive (the “Accountants”). The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. For purposes of making the calculations and determinations required by this Section 10, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Executive shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 10.

11.                               Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)                                     If to the Employer:

President and Chief Executive Officer

Target Logistics Management, LLC

2170 Buckthorne Place, Suite 440

The Woodlands, TX 77380-1775

(ii)                                  If to the Executive:

Heidi Diane Lewis

[Address withheld]

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.                               Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.                               Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement (whether entered into before or after the date hereof) regarding the subject matter hereof.

14.                               Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 15, 16, 18, 19, 21 and 22 hereof and this Section 14 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15.                               Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

16.                               Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17.                               Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.                               Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19.                               Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

20.                               Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

21.                               Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22.                               Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

23.                               Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Employer (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Employer of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. With respect to any payment or benefit considered to be nonqualified deferred compensation under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes

“nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

24.                               Indemnification. Employer hereby agrees to indemnify the Executive and provide directors and officers liability insurance coverage to the Executive, in each case, on terms and conditions no less favorable than those provided to members of the Board.

25.                               Definitions.

“Accrued Benefits” means (i) Base Salary through the Date of Termination; (ii) accrued and unused vacation pay; (iii) any earned but unpaid Annual Bonus; (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (v) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer. Amounts payable pursuant to the clauses (i) - (iii) shall be paid promptly after the Date of Termination and all other amounts will be paid in accordance with the terms of the applicable plan, program or arrangement (as modified by this Agreement).

“Board” means the Board of Directors of the Employer.

“Cause” shall be limited to the following events (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s failure to substantially perform her essential job functions hereunder after receipt of written notice from the Employer requesting such performance; (iii) a material act of fraud or material misconduct with respect, in each case, to the Employer, by the Executive; (iv) any material misconduct by the Executive that could be reasonably expected to damage the reputation or business of the Employer or any Employer Affiliate; or (v) the Executive’s material violation of a material policy of the Employer. Any determination of whether Cause exists shall be made by the Committee in its sole discretion. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for Cause hereunder unless (A) written notice stating the basis for the termination is provided to the Executive, (B) as to clauses (ii), (iii), (iv) or (v) of this paragraph, the Executive is given 15 days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), and (C) if the Executive fails to cure such neglect or conduct, there is a vote of a majority of the members of the Board to terminate the Executive for Cause.

“Change in Control” shall have the meaning set forth in the Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full- time basis during such 30-day period; or (iii) if the Executive’s employment is terminated by the Employer pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination, which may not be less than 60 days after the Notice of Termination in the event the Employer is terminating the Executive without Cause or the Executive is terminating employment without Good Reason.

“Employer Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.

“Employer Confidential Information” means information known to the Executive to constitute trade secrets or proprietary information belonging to the Employer or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending lending transaction between Employer and an existing or pending client or customer, in each case, received by the Executive in the course of her employment by the Employer or in connection with her duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to her employment by the Employer, shall not be considered Employer Confidential Information.

“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) any material diminution or adverse change in the Executive’s titles; (ii) reduction in the Executive’s Base Salary or Target Bonus; (iii) a failure to grant the Executive, in any consecutive 12 month period, long term incentive equity awards having a grant date fair value (as determined by the Committee in good faith) of at least $150,000; (iv) a requirement that the Executive report to someone other than the Employer’s Chief Executive Officer; (v) a material diminution in the Executive’s authority, responsibilities or duties or material interference with the Executive’s carrying out her duties; (vi) the assignment of duties inconsistent with the Executive’s position or status with the Employer as of the Effective Date; or (vii) a relocation of the Executive’s primary place of employment to a location more than 50 miles from the Employer’s executive headquarters. In order to invoke a termination for Good Reason, (A) the Executive must give written notice of the occurrence of an event of Good Reason within 60 days of its occurrence, (B) the Employer must fail to cure such event within 30 days of such notice, and (C) the Executive must terminate employment within 10 days of the expiration of such cure period.

“Incentive Plan” means the Target Hospitality Corp. 2019 Incentive Award Plan.

“Non-Solicit Period” means the period beginning on the Effective Date and ending twelve months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

TARGET LOGISTICS MANAGEMENT, LLC

By:	/s/ James B. Archer
Date:	01/10/2019

Name:	James Bradley Archer
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Heidi Diane Lewis
Heidi Diane Lewis

ANNEX A

Terms of Long Term Incentive Equity

Initial Annual Award:

50% time-vested stock options and 50% RSUs vesting ratably over 4 years valued at $150,000 at grant. A minimum of 25% of the Initial Annual Award will vest if termination by the Employer without Cause or by the Executive with Good Reason occurs within the first year of grant.